Exhibit 23.3



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Acadia Realty Trust for the registration of $75,000,000 of its common and preferred shares of beneficial interest and to the incorporation by reference therein of our report dated February 25, 2003, with respect to the consolidated financial statements and schedule of Acadia Realty Trust included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP
New York, New York
April 22, 2003